Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE March 4, 2005	Media contact: Peter Thonis 212-395-2355 peter.thonis@verizon.com

Verizon Communications Raises Quarterly Dividend

5.2 Percent to 40.5 Cents per Share

NEW YORK – The Board of Directors of Verizon Communications Inc. (NYSE:VZ) has declared a quarterly dividend of 40.5 cents per outstanding share, an increase of 2 cents, or 5.2 percent, from the previous quarter. The dividend is payable on May 2, 2005, to Verizon Communications shareowners of record at the close of business April 8.

Verizon has approximately 2.7 million shareowners and approximately 2.8 billion shares of common stock outstanding. In 2004, the company made $4.3 billion in dividend payments.

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of more than 210,000 in four business units: Domestic Telecom serves customers based in 29 states with wireline telecommunications services, including broadband, nationwide long-distance and other services. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 43.8 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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Verizon News Release, page 2

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